PO Box 73095 Wood Street PO, 465 Yonge St., Toronto ON M4Y 2W5

Handeni Gold Inc. settles litigation with Ruby Creek Resources Inc.

Toronto, Ontario, March 23, 2015 -- Handeni Gold Inc. (the "Company" or "Handeni Gold") (OTCPink: HNDI). Handeni Gold Inc. Settles its Litigation with Ruby Creek Resources, Inc.

The Company is pleased to announce that on January 13, 2015, it reached a binding settlement of the New York litigation with Ruby Creek Resources, Inc. (RCR), and is currently waiting for RCR to finalize the formal settlement documentation. The settlement does not require any monetary payment by the Company to RCR. Under the terms of the settlement, the Company will turn over its interest in Ruby Creek Resources (Tanzania) Limited and will return the 4,000,000 shares of restricted Ruby Creek common stock to RCR. Both sides have agreed to dismiss their respective claims, with prejudice, and the litigation is now concluded.

The Company is delighted to be able to put the litigation behind it and to focus all of its efforts for 2015 and beyond on gold exploration.

Says CEO Dr. Reyno Scheepers: "I am satisfied that Handeni Gold Inc. can once again centre all of its attention and funding, on building a viable and sustainable gold company."

About Handeni Gold Inc.

The Company is an emerging mineral exploration company focused on exploring and developing mining opportunities in Tanzania.  For more information, go to http://www.handenigold.com/

Safe Harbour Statements

This news release shall not constitute an offer to sell or the solicitation of an offer to buy securities of the Company nor there any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Except for the statements of historical fact contained herein, the information presented in this news release may constitute "forward-looking statements" as such term is used in applicable United States and Canadian laws. These statements relate to analyses and other information that are based on forecasts of future results, estimates of amounts not yet determinable and assumptions of management. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance (often, but not always, using words or phrases such as "expects" or "does not expect", "is expected", "anticipates" or "does not anticipate", "plans, "estimates" or "intends", or stating that certain actions, events or results "may", "could", "would", "might" or "will" be taken, occur or be achieved) are not statements of historical fact and should be viewed as "forward-looking statements".  Although the Company has attempted to identify important factors and risks that could cause actual actions, events or results to differ materially from those described in forward-looking statements including, the risks and uncertainties outlined in our most recent financial statements and reports and registration statement filed with the United States Securities and Exchange Commission (the "SEC") (available at www.sec.gov) and with Canadian securities administrators (available at www.sedar.com), there may be other factors that cause actions, events or results not to be as anticipated, estimated or intended. There can be no assurance that such statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements contained in this news release and in any document referred to in this news release.

Dar es Salaam Office; P.O. Box 33507, Plot 82A ITV Road, Mikocheni Light Industrial Area,
Dar es Salaam, Republic of Tanzania. .Tel: +255 22 270 0084; Fax: +255 22 270 0052